FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(248) 433-4502
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS FINANCIAL RESULTS FOR 2011 FOURTH QUARTER

•	Q4 Net Income of $14 Million, or $0.04 Per Share

•	Q4 Net Income Includes $66 Million, or $0.17 Per Share, of Mortgage, Land and Debt Repurchase Charges, Partially Offset by $39 Million, or $0.10 Per Share, of Land-Sale Gains and Tax Benefits

•	Adjusted Q4 Home Sale Gross Margin Increases 200 Basis Points to 18.6%

•	SG&A Reduced to $117 Million, or 10% of Home Sale Revenues

•	8% Increase in Q4 Net New Orders Generated from 11% Fewer Communities

•	Completed $64 Million of Land Divestitures

•	Repurchased $257 Million of Senior Debt in Q4; Full-Year Debt Retirements of $324 Million

•	Ended the Year with $1.2 Billion in Cash

Bloomfield Hills, Mich., February 2, 2012 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its fourth quarter ended December 31, 2011. For the quarter, PulteGroup reported net income of $14 million, or $0.04 per share. Reported net income includes charges of $40 million, or $0.10 per share, for potential future loan repurchase obligations, $24 million, or $0.06 per share, for land-related charges, and $2 million, or $0.01 per share, for debt repurchases. These charges were partially offset by $16 million, or $0.04 per share, in land-sale gains and $23 million, or $0.06 per share, of income tax benefits associated with the favorable resolution of certain federal and state tax matters.

In the prior year fourth quarter, PulteGroup reported a net loss of $165 million, or $0.44 per share, inclusive of $196 million, or $0.52 per share, in land-related charges, costs associated with organizational restructurings, debt repurchases and other financing amendments completed in the period, partially offset by $25 million, or $0.07 per share, of income tax benefits.

“We are pleased to report PulteGroup's fourth quarter earnings, which demonstrate the Company's continued progress on our initiatives to expand margins and lower overhead costs,” said Richard J. Dugas, Jr., Chairman, President and CEO of PulteGroup. “In addition to our improved operating results, we also successfully sold 23 non-strategic land assets for $64 million and were able to repurchase $257 million par value of our debt for $252 million. These transactions continue to strengthen our balance sheet and will help to improve our return on invested capital over time.”

Dugas continued, “The 2011 U.S. housing market demonstrated continued stability, although at extremely low levels of new home sales. Favorable long-term demographic drivers and improvements in a number of underlying housing data reports provide reasons for optimism heading into 2012. Although challenging macroeconomic conditions persist, we believe the progress we have made across our core homebuilding operations should enable the Company to be profitable for the full year of 2012.”

Fourth Quarter Results

Revenue from home sales in the fourth quarter ended December 31, 2011, totaled $1.2 billion, an increase of approximately 1% over the prior year's fourth quarter. The increase in revenues was driven by a 3% increase in average selling price to $271,000, which was partially offset by a 2% decrease in closings to 4,303 homes.

Fourth quarter cost of sales related to home sales totaled $1.0 billion, including $11 million of impairments. In the prior year, fourth quarter cost of sales related to home sales totaled $1.1 billion, including $82 million of impairments. Excluding impairments, interest expense and merger-related costs, adjusted home sale gross margin in the fourth quarter 2011 was 18.6%, which represents an increase of 200 basis points over the fourth quarter of 2010 and a 10 basis point increase over the third quarter of 2011.

The Company's selling, general & administrative (SG&A) expense for the period was $117 million, or 10% of home sale revenues. Comparable prior year SG&A expense was $151 million, or 13% of home sale revenues. Prior year SG&A includes $11 million of severance costs associated with an organizational restructuring.

For the quarter, the Company reported 3,084 net new orders. Prior year orders of 3,044 reflect a one-time pick up of 200 signups resulting from a change in the Company's order recognition process. Excluding these 200 orders, PulteGroup realized a year-over-year increase in orders of 8%. For the quarter, the Company operated out of 11% fewer communities in 2011 than in 2010. The Company's contract backlog as of December 31, 2011, was 3,924 homes, with a constructed value of $1.1 billion, which compares with a contract backlog of 3,984 homes, valued at $1.1 billion, as of December 31, 2010.

For the quarter, the Company's financial services operations reported a pretax loss of $27 million, inclusive of a $40 million charge associated with potential future loan repurchase obligations. The increase in the Company's estimated repurchase obligations primarily reflects higher gross repurchase requests received in the second half of the year, coupled with the Company's expectation that such requests will likely continue through 2013, or a year longer than previously estimated.

In the fourth quarter, PulteGroup completed a series of land sales that generated approximately $64 million in revenues, and $16 million in gains. Such gains were partially offset by $10 million in land-related charges resulting in a net gain of $6 million for the quarter. The Company also entered into transactions during the fourth quarter that put under control approximately 2,800 lots, increasing the total lots put under control during the year to approximately 12,000.

In the fourth quarter, the Company recorded an income tax benefit of $23 million associated with the favorable resolution of certain federal and state tax matters.

The Company used available cash to repurchase $257 million principal value of its senior notes at a cost of $252 million. Although acquired in the open market at a discount, previous acquisition accounting adjustments resulted in a pretax charge of $2.1 million that was recorded in Other expense (income), net. Combined with transactions completed earlier in the year, the Company repurchased an aggregate $310 million principal value of its senior notes during the year for $307 million. These transactions will result in a $16 million reduction in cash paid interest cost in 2012. In addition to debt repurchases completed during the year, PulteGroup retired $14 million of senior notes that matured in the first quarter of 2011.

Full-Year Results

For the year ended December 31, 2011, PulteGroup reported a net loss of $210 million, or $0.55 per share, inclusive of $341 million, or $0.90 per share, of goodwill impairment, land impairment, debt repurchase and mortgage reserve charges, partially offset by $133 million, or $0.35 per share, of land-sale gains and tax benefits. For the prior year, PulteGroup reported a net loss of $1.1 billion, or $2.90 per share, including $931 million, or $2.46 per share, of goodwill and land impairments, insurance and mortgage reserve charges, and costs associated with debt-repurchases and other financing amendments, partially offset by $138 million, or $0.36 per share, of tax benefits.

Revenues from home sales for the period were $4.0 billion, compared with revenues of $4.4 billion in the prior year. Lower revenues for the period were driven primarily by an 11% decrease in closings to 15,275 homes. The decrease in unit closings reflects the pulling ahead of demand created by the 2010 tax credit and the Company's lower community count.

A conference call discussing PulteGroup's fourth quarter results will be held Thursday, February 2, 2012, at 8:30 a.m. Eastern Time, and webcast live via www.pultegroupinc.com. Interested investors can access the call via the Company's home page at www.pultegroupinc.com, and are encouraged to download the available slides that provide additional details on the Company's fourth quarter results.

Forward-Looking Statements
This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to continuing adverse conditions in the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup
PulteGroup, Inc. (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America's largest home building companies with operations in approximately 60 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes and Del Webb, the company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide home buyers with innovative solutions and new homes designed for the way people actually live today. As the most awarded home builder in customer satisfaction, PulteGroup brands have consistently ranked among top home builders in third-party customer satisfaction studies.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com

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PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Homebuilding
Home sale revenues	$1,167,141	$1,155,169	$3,950,743	$4,419,812
Land sale revenues	63,830	2,176	82,853	27,815
	1,230,971	1,157,345	4,033,596	4,447,627
Financial Services	31,374	27,925	103,094	121,663
Total revenues	1,262,345	1,185,270	4,136,690	4,569,290

Homebuilding Cost of Revenues:
Home sale cost of revenues	1,021,873	1,099,046	3,444,398	4,006,385
Land sale cost of revenues	57,497	37,145	59,279	53,555
	1,079,370	1,136,191	3,503,677	4,059,940

Financial Services expenses	58,836	22,789	137,666	116,122
Selling, general, and administrative expenses	117,204	150,738	519,583	895,102
Other expense (income), net	18,337	68,613	293,102	742,385
Interest income	(1,351)	(1,859)	(5,055)	(9,531)
Interest expense	323	440	1,313	2,729
Equity in (earnings) loss of unconsolidated entities	(1,299)	(1,167)	(3,296)	(2,911)
Income (loss) before income taxes	(9,075)	(190,475)	(310,300)	(1,234,546)
Income tax expense (benefit)	(22,896)	(25,047)	(99,912)	(137,817)
Net income (loss)	$13,821	$(165,428)	$(210,388)	$(1,096,729)

Per share data:
Net income (loss):
Basic	$0.04	$(0.44)	$(0.55)	$(2.90)
Diluted	$0.04	$(0.44)	$(0.55)	$(2.90)
Cash dividends declared	$—	$—	$—	$—

Number of shares used in calculation:
Basic	380,149	379,115	379,877	378,585
Diluted	381,261	379,115	379,877	378,585

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	December 31,	December 31,
	2011	2010

ASSETS

Cash and equivalents	$1,083,071	$1,483,390
Restricted cash	101,860	24,601
House and land inventory	4,636,468	4,781,813
Land held for sale	135,307	71,055
Land, not owned, under option agreements	24,905	50,781
Residential mortgage loans available-for-sale	258,075	176,164
Investments in unconsolidated entities	35,988	46,313
Income taxes receivable	27,154	81,307
Other assets	420,444	567,963
Intangible assets, net	162,348	175,448
Goodwill	—	240,541
	$6,885,620	$7,699,376

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$196,447	$226,466
Customer deposits	46,960	51,727
Accrued and other liabilities	1,411,941	1,599,940
Income tax liabilities	203,313	294,408
Senior notes	3,088,344	3,391,668

Total liabilities	4,947,005	5,564,209

Shareholders' equity	1,938,615	2,135,167

	$6,885,620	$7,699,376

PulteGroup, Inc. Consolidating Statements of Cash Flows ($000's omitted) (Unaudited)

	For The Year Ended
	December 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(210,388)	$(1,096,729)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Write-down of land and deposits and pre-acquisition costs	35,786	214,444
Goodwill impairments	240,541	656,298
Amortization and depreciation	32,098	45,660
Stock-based compensation expense	16,459	32,081
Loss on debt repurchases	5,638	38,920
Equity in (earnings) loss of unconsolidated entities	(3,296)	(2,911)
Distributions of earnings from unconsolidated entities	7,083	5,512
Other, net	6,718	5,862
Increase (decrease) in cash due to:
Restricted cash	5,940	7,775
Inventories	54,891	(28,754)
Residential mortgage loans available-for-sale	(82,113)	(7,991)
Other assets	133,788	102,103
Accounts payable, accrued and other liabilities	(188,981)	(188,779)
Income taxes receivable	54,153	873,879
Income tax liabilities	(91,095)	(66,513)
Net cash provided by (used in) operating activities	17,222	590,857
Cash flows from investing activities:
Distributions from unconsolidated entities	4,531	4,231
Investments in unconsolidated entities	(4,603)	(22,890)
Net change in loans held for investment	325	12,603
Change in restricted cash related to letters of credit	(83,199)	—
Proceeds from the sale of fixed assets	10,555	1,780
Capital expenditures	(21,238)	(15,179)
Net cash provided by (used in) investing activities	(93,629)	(19,455)
Cash flows from financing activities:
Net repayments (borrowings) under Financial Services credit arrangements	—	(18,394)
Repayment of other borrowings	(321,076)	(934,650)
Issuance of common stock	—	8,668
Stock repurchases	(2,836)	(4,023)
Net cash provided by (used in) financing activities	(323,912)	(948,399)
Net increase (decrease) in cash and equivalents	(400,319)	(376,997)
Cash and equivalents at beginning of period	1,483,390	1,860,387
Cash and equivalents at end of period	$1,083,071	$1,483,390

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(9,623)	$18,367
Income taxes paid (refunded), net	$(62,167)	$(941,283)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
HOMEBUILDING:
Home sale revenues	$1,167,141	$1,155,169	$3,950,743	$4,419,812
Land sale revenues	63,830	2,176	82,853	27,815
Total Homebuilding revenues	1,230,971	1,157,345	4,033,596	4,447,627

Home sale cost of revenues	1,021,873	1,099,046	3,444,398	4,006,385
Land sale cost of revenues	57,497	37,145	59,279	53,555
Selling, general, and administrative expenses	117,204	150,738	519,583	895,102
Equity in (earnings) loss of unconsolidated entities	(1,263)	(1,044)	(3,194)	(2,843)
Other (income) expense, net	18,337	68,613	293,102	742,385
Interest (income) expense, net	(1,028)	(1,419)	(3,742)	(6,802)
Income (loss) before income taxes	$18,351	$(195,734)	$(275,830)	$(1,240,155)

FINANCIAL SERVICES:
Income (loss) before income taxes	$(27,426)	$5,259	$(34,470)	$5,609

CONSOLIDATED:
Income (loss) before income taxes	$(9,075)	$(190,475)	$(310,300)	$(1,234,546)

PulteGroup, Inc. Segment data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Home sale revenues	$1,167,141	$1,155,169	$3,950,743	$4,419,812

Closings (units)
Northeast	649	603	1,880	2,083
Southeast	739	752	2,771	3,095
Florida	596	629	2,251	2,224
Texas	822	817	3,327	3,563
North	742	764	2,579	3,055
Southwest	755	840	2,467	3,075
	4,303	4,405	15,275	17,095
Average selling price	$271	$262	$259	$259

Net new orders - units
Northeast	371	366	1,749	1,650
Southeast	534	589	2,642	2,747
Florida	470	390	2,314	2,046
Texas	597	628	3,278	3,129
North	586	533	2,635	2,716
Southwest	526	538	2,597	2,860
	3,084	3,044	15,215	15,148
Net new orders - dollars (a)	$828,154	$765,915	$3,953,829	$3,898,950

			As of
			December 31,
			2011	2010
Unit backlog
Northeast			425	556
Southeast			602	731
Florida			658	595
Texas			825	874
North			709	653
Southwest			705	575
			3,924	3,984
Dollars in backlog			$1,059,649	$1,056,563

(a)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
MORTGAGE ORIGINATIONS:
Origination volume	2,815	2,817	9,482	10,770
Origination principal	$622,473	$599,793	$1,986,225	$2,273,394
Capture rate percentage	81.8%	80.7%	78.5%	77.5%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Interest in inventory, beginning of period	$365,343	$329,915	$323,379	$239,365
Interest capitalized	53,704	60,953	221,071	264,932
Interest expensed	(63,979)	(67,489)	(189,382)	(180,918)
Interest in inventory, end of period	$355,068	$323,379	$355,068	$323,379
Interest incurred	$53,704	$60,953	$221,071	$266,474

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our home sale gross margins reflecting certain adjustments. This measure is considered a non-GAAP financial measure under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measure as a measure of our operating performance. Management and our local divisions use this measure in evaluating the operating performance of each community and in making strategic decisions regarding sales pricing, construction and development pace, product mix, and other daily operating decisions. We believe it is a relevant and useful measure to investors for evaluating our performance through gross profit generated on homes delivered during a given period and for comparing our operating performance to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments thereto before comparing our measure to that of such other companies.

The following tables set forth a reconciliation of this non-GAAP financial measure to the GAAP financial measure that management believes to be most directly comparable ($000's omitted):

Home Sale Gross Margin
	Three Months Ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010

Home sale revenues	$1,167,141	$1,101,368	$899,763	$782,471	$1,155,169
Home sale cost of revenues	(1,021,873)	(947,817)	(789,678)	(685,030)	(1,099,046)
Home sale gross margin	145,268	153,551	110,085	97,441	56,123
Add:
Impairments (a)	7,885	526	2,046	41	67,880
Capitalized interest amortization (a)	63,979	48,693	41,894	34,816	67,489
Merger-related costs (b)	493	591	366	280	282
Adjusted home sale gross margin	$217,625	$203,361	$154,391	$132,578	$191,774

Home sale gross margin as a percentage of home sale revenues	12.4%	13.9%	12.2%	12.5%	4.9%

Adjusted home sale gross margin as a percentage of home sale revenues	18.6%	18.5%	17.2%	16.9%	16.6%

(a)	Write-offs of capitalized interest related to impairments are reflected in capitalized interest amortization.

(b)
Home sale gross margin was adversely impacted by the amortization of a fair value adjustment to homes under construction inventory acquired with the Centex merger. This fair value adjustment is being amortized as an increase to cost of sales over the related home closings.